11th floor, 1050 West Pender Street, Vancouver, BC, Canada V6E 3S7
Phone: 604. 714. 3600 Fax: 604. 714. 3669 Web: manningelliott.com

Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC USA 20549

Re:           Chancery Resources, Inc.

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K/A dated October 16, 2009, captioned "Changes in Registrant’s Certifying Accountant” and that we disagree with statements made therein as they relate to Manning Elliott LLP (“Manning Elliott”) as described in the below paragraph. Manning Elliott was not provided an opportunity to review the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 19, 2009 or its Form 8-K/A filed with the SEC on October 20, 2009.

Manning Elliott had a disagreement with Chancery Resources, Inc. (“the Company”) during the subsequent interim period after the most recent fiscal year relating to the Company filing its Form 10-Q for the period ended May 31, 2009 without a required interim review pursuant to Statement of Auditing Standard 100 (“SAS 100”), “Interim Financial Information”. As a result, on July 27, 2009, Manning Elliott informed the SEC that the Company improperly filed its Form 10-Q without a SAS 100 review by Manning Elliott.

We hereby consent to the filing of this letter, which was provided to Manning Elliott on November 2, 2009, as an exhibit to the foregoing report on Form 8-K/A.

CHARTERED ACCOUNTANTS
Vancouver, Canada
November 2, 2009